Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-257915) on Form S-8 of Southern States Bancshares, Inc. of our report dated March 14, 2024, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K, of Southern States Bancshares, Inc. for the year ended December 31, 2023.
Birmingham, Alabama
March 14, 2024